DELAWARE GROUP ADVISER FUNDS

Registration No. 811-07972
FORM N-SAR
Annual Period Ended October 31, 2011

SUB-ITEM 77C: Matters submitted to a vote of security holders

On November 18, 2010, the Board of Trustees responsible for The International Fixed Income Portfolio
(the "Reorganizing Fund"), a series of Delaware Pooled(r) Trust, approved a proposal to reorganize the
Reorganizing Fund with and into a newly organized fund, Delaware International Bond Fund (the
"Acquiring Fund"), a series of Delaware Group(r) Adviser Funds, subject to shareholder approval. The
Board of Trustees responsible for the Acquiring Fund also approved the reorganization. This information is herein incorporated by reference to the supplement dated December 8, 2010 to the Reorganizing
Fund's prospectus dated February 28, 2010 (as revised March 5, 2010), as filed with the Securities and
Exchange Commission (SEC Accession No. 0001450791-10-000225).

On July 27, 2011, by Written Action of Majority Shareholder, the sole shareholder of the Reorganizing
Fund approved and adopted the reorganization of the Reorganizing Fund into the Acquiring Fund, pursuant to the Agreement and Plan of Reorganization approved by the Board of Trustees, which provided for: (1) the sale of all the assets and liabilities of the Reorganizing Fund in exchange solely for
Class A shares of beneficial interest of the Acquiring Fund; (2) the distribution of the Acquiring Fund's shares to the shareholders of the Reorganizing Fund according to their respective interests in complete liquidation of the Reorganizing Fund; and (3) the dissolution of the Reorganizing Fund as soon as practicable after the closing, all upon and subject to the terms and conditions of the Agreement and Plan of Reorganization.

On July 28, 2011, The International Fixed Income Portfolio reorganized into Delaware International Bond
Fund.

SUB-ITEM 77M: Mergers

During the period ended October 31, 2011, Delaware Group Adviser Funds - Delaware International Bond
Fund was the successor of a reorganization of Delaware Pooled Trust - The International Fixed Income
Portfolio.  Please see the shareholder report dated October 31, 2011 for more information.

SUB-ITEM 77Q.1: Exhibits

Amendment No. 1 to Exhibit A of the Investment Management Agreement (amended March 31, 2011)
between Delaware Group Adviser Funds and Delaware Management Company, a series of Delaware
Management Business Trust attached as Exhibit.

Amendment No. 1 to Schedule I to the Distribution Agreement (amended July 28, 2011) between
Delaware Group Adviser Funds and Delaware Distributors, L.P. attached as Exhibit.

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